UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2008
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Plan Amendments and Salary Adjustments
     On December 15, 2008, pursuant to authority delegated by the Board of Directors (the “Board”) of Alleghany Corporation (the “Company”) to the Chair of the Compensation Committee of the Board (the “Compensation Committee”), the Chair of the Compensation Committee approved and adopted an amendment to the Company’s Officers and Highly Compensated Employees Deferred Compensation Plan (the “Deferred Compensation Plan”). In addition, at its meeting on December 16, 2008, the Board, upon the recommendation of the Compensation Committee, approved and adopted amendments to the Company’s 2002 Long-Term Incentive Plan (the “2002 LTIP”) and 2007 Long-Term Incentive Plan (the “2007 LTIP,” together with the 2002 LTIP and the Deferred Compensation Plan are collectively referred to as the “Plans”).
     The amendments to the Plans were intended to conform them with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In this regard, the amendment to the Deferred Compensation Plan clarified provisions relating to the timing of payment of deferred compensation amounts paid in installments to any “specified employee,” as such term is defined in Section 409A, following a termination of employment. With respect to the 2002 LTIP and 2007 LTIP, the amendments provided for the delayed payment of deferred compensation amounts due to any “specified employee,” as such term is defined in Section 409A, following a termination of employment, and for interest on the amount delayed to compensate for such delay.
     The foregoing description of the amendments to the Plans is qualified in its entirety by reference to the Plans as amended, which are filed herewith as Exhibits 10.1 through 10.3 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

10.1	Amended and Restated Officers and Highly Compensated Employees Deferred Compensation Plan, as amended

10.2	2002 Long-Term Incentive Plan, as amended

10.3	2007 Long-Term Incentive Plan, as amended

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: December 18, 2008	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President (and chief financial officer)

Index to Exhibits

Exhibit Number	Exhibit Description

10.1	Amended and Restated Officers and Highly Compensated Employees Deferred Compensation Plan, as amended

10.2	2002 Long-Term Incentive Plan, as amended

10.3	2007 Long-Term Incentive Plan, as amended